Pricing Supplement Dated August 14, 2000        Rule 424(b)(3)
(To Prospectus dated February 4, 1999 and       File Nos. 333-70187,
Prospectus Supplement dated July 30, 1999)      333-70187-01, 333-
                                                70187-02, 333-70187-
                                                03 and 333-70187-04
THE BANK OF NEW YORK COMPANY, INC.

Senior Subordinated Medium-Term Notes Series D
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: August 14, 2000        Original Issue Date: August 25, 2000
Principal Amount: $25,000,000      Net Proceeds to Issuer: $24,537,500
Issue Price: 98.15%                Agent's Capacity:
Selling Agent's                    x Principal Basis      Agency Basis
Commission/Discount: 1.85%
Interest Rate: 7.40% per annum     Interest Payment Dates:
Maturity Date: August 25, 2010     Monthly on the 25th day of each month
                                   commencing September 25, 2000
__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
                  The Notes cannot be redeemed prior to maturity
           x The Notes may be redeemed prior to maturity on August 25, 2003 and on any February 25 or August 25 thereafter on 30 calendar days notice.

      Initial Redemption Date: August 25, 2003

      Initial Redemption Percentage: 100%

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:   N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The defeasance and covenant defeasance provisions of the Senior Subordinated Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Merrill Lynch & Co. (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $24,537,500.

                          Merrill Lynch & Co.